Exhibit 99.1

Sphere 3D Corp. Provides July 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - August 8, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for July 2023.

Key Highlights:

  59.8 Bitcoin mined in July, down 8% from June and up 367% year-over-year
  Month-end operating hash rate increased to 1.1 EH/s
  Operations achieved 75.2 BTC/EH efficiency
  Uptime was 80%, down from June due to increase in curtailments over the month as a result of record high temperatures at our hosting partner sites.

Metrics	July 2022	June 2023	July 2023
Bitcoin Mined	12.8	65.1	59.8
Bitcoin Sold	0.0	67.2	70.1
Mining Revenue*	$0.3 million	$1.8 million	$1.8 million
Bitcoin Holdings	62.0	20.2	10.2
Deployed Miners	~1,000	~9,995	~10,240
Month End Deployed Hash Rate (EH/s)	100 PH/s	1.0 EH/s	1.1 EH/s

          *Unaudited

CEO Comments

"In July, we mined 59.8 Bitcoin, representing a 367% increase year-over-year and 8% decrease from June." said Patricia Trompeter, CEO of Sphere3D. "The decrease in production from June was due to a significant increase in curtailments related to record high temperatures at our Texas and Missouri hosting sites. Our commitment to both sustainability and operational effectiveness remains resolute despite these natural challenges."

Patricia continued, "At the end of the month, our hosting partner sites completed installation of an additional 2,400 miners, bringing our total installed hash rate to 1.35 EH/s. Moreover, we are strategically deploying another 1,800 miners across our existing and newly identified hosting sites. This initiative is set to drive our mining capacity up to our target of 1.5 EH/s. Once we reach this milestone, we anticipate it will enable us to generate positive operating cash flows on a run-rate basis at the prevailing market levels."

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally related to future events including the timing of the proposed transaction and other information related proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com